Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586



                   CONGOLEUM CORPORATION REPORTS 2004 RESULTS


MERCERVILLE, NJ, MARCH 10, 2005 - Congoleum Corporation (AMEX:CGM) reported its financial results for year ended December 31, 2004. Sales for the year ended December 31, 2004 were $229.5 million, an increase of 4.0% compared to the $220.7 million reported in 2003. Income from operations in 2004 was $8.7 million, compared to a loss from operations of $3.1 million for 2003. Basic net income for 2004 was $2.9 million, compared with a loss of $6.8 million in 2003. Net income per share in 2004 was $0.36, compared to a net loss per share of $0.82 in 2003. Congoleum's reported results include charges of $5.0 million in 2004 and $3.7 million in 2003 for resolution of asbestos liabilities. Net income in 2004 also includes $2.9 million of anticipated tax carryback benefits related to spending in connection with resolution of asbestos liabilities.

Roger S. Marcus, Chairman of the Board, commented "Sales improved in 2004 due to a combination of price increases, higher residential sales of our Xclusive and DuraCeramic product lines, and greater shipments to the manufactured housing industry. Our overall sales growth would have been higher were it not for lower sales in the do-it-yourself tile category, where we faced continued price pressure from China and other overseas sources, and by lower sales of specials and off-goods. The resulting sales mix was more profitable than 2003, and margins benefited further from increases in manufacturing efficiencies. Unfortunately, we also experienced significant inflation in raw material costs, particularly resins, which exceeded our price increases and offset much of the margin improvement."

Mr. Marcus continued "We lowered operating expenses by $4 million last year as a result of cost reduction steps taken in both 2003 and 2004, despite continued increases in medical and benefit costs. This reduction helped us achieve an $11.8 million improvement in income from operations, which swung from a loss of $3.1 million in 2003 to $8.7 million in income in 2004. We also increased our cash position considerably during the year, with unrestricted cash balances growing from $2.2 million at the end of 2003 to $29.7 million at the end of 2004. While the raw material situation will continue to be a challenge in 2005, we are committed to taking steps to protect our margins while continuing to build on the success of the new products we develop. We also hope to complete our reorganization process during the third quarter of 2005, putting the financial and management burden of our asbestos liabilities behind us."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago. Congoleum has filed an amended plan of reorganization and disclosure statement with the court and is seeking confirmation of the plan at a hearing scheduled to begin April 12, 2005.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and exit financing sufficient to provide it with funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum, (vii) compliance with the

United States Bankruptcy Code, including Section 524(g), (viii) developments in, and the outcome of, insurance litigation pending in New Jersey state court, (ix) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (x) increases in raw material prices, (xi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xiii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xiv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xv) product warranty costs, and (xvi) changes in distributors of Congoleum's products. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2003 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                                                 (Unaudited)
                                                    For the Three           For the Twelve
                                                     Months Ended            Months Ended
                                                     December 31,             December 31,
                                                     ------------             ------------
                                                  2004        2003         2004          2003
                                                  ----        ----         ----          ----

Net Sales ...................................   $ 55,671    $ 50,991    $ 229,493    $ 220,706
Cost of Sales ...............................     41,518      37,085      167,844      166,864
Selling, General & Administrative Expenses ..     14,964      17,839       52,925       56,911
                                                --------    --------    ---------    ---------

Income (loss) from Operations ...............       (811)     (3,933)       8,724       (3,069)

Interest Expense (Net) ......................     (2,382)     (2,151)      (9,332)      (8,843)
Other Income ................................        134         331        1,011        1,276
                                                --------    --------    ---------    ---------
Income (Loss) before Income Taxes ...........     (3,059)     (5,753)         403      (10,636)

Income Taxes Expense (Benefit) ..............     (3,929)     (2,290)      (2,545)      (3,874)
                                                --------    --------    ---------    ---------
Net Income (Loss) ...........................   $    870    $ (3,463)   $   2,948    $  (6,762)
                                                ========    ========    =========    =========

Net Income / (Loss) Per Share, Basic ........   $   0.11    $  (0.42)   $    0.36    $   (0.82)
                                                ========    ========    =========    =========
Net Income / (Loss) Per Share, Diluted ......   $   0.10    $  (0.42)   $    0.35    $   (0.82)
                                                ========    ========    =========    =========

Weighted Average number of Common Shares
Outstanding - Basic .........................      8,260       8,260        8,260        8,260
                                                ========    ========    =========    =========
Weighted Average number of Common Shares
Outstanding - Diluted .......................      8,727       8,260        8,498        8,260
                                                ========    ========    =========    =========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures ........................   $  1,182    $    659    $   3,428    $   4,628

Depreciation and Amortization ...............   $  2,883    $  2,990    $  11,428    $  11,761

                             CONDENSED BALANCE SHEET

                    (In thousands, except per share amounts.)
                                   (Unaudited)

                                                     December 31,   December 31,
                                                         2004           2003
                                                         ----           ----
ASSETS:
Cash (including restricted amounts) ..............    $  45,392      $   3,926
Accounts & notes receivable, net .................       17,621         13,560
Inventory ........................................       39,623         44,995
Other current assets .............................       15,802         18,424
                                                      ---------      ---------

Total current assets .............................      118,438         80,905

Property, plant & equipment (net) ................       79,550         87,035
Other assets (net) ...............................       14,894          7,959
                                                      ---------      ---------
Total assets .....................................    $ 212,882      $ 175,899
                                                      =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses &
  deferred income taxes ..........................    $  59,459      $  40,786
Revolving credit loan - secured debt .............        9,500         10,232
Liabilities subject to compromise - current ......       14,305             --
                                                      ---------      ---------
Total current liabilities ........................       83,264         51,018

Liabilities subject to compromise ................      137,062             --
Long term debt ...................................           --         99,773
Other liabilities ................................       13,416         50,885
                                                      ---------      ---------
Total liabilities ................................      233,742        201,676

Stockholder's equity (deficit) ...................      (20,860)       (25,777)
                                                      ---------      ---------

Total liabilities & stockholder's equity .........    $ 212,882      $ 175,899
                                                      =========      =========